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EXHIBIT 10.30

ALTERNATIVE RATE OPTIONS
PROMISSORY NOTE
(PRIME RATE, LIBOR)

$8,000,000.00                                       Dated as of: January 27, 2000

Merix Corporation ("Borrower")

U.S. BANK NATIONAL ASSOCIATION ("Lender")

1.  TYPE OF CREDIT.  This note is given to evidence Borrower's obligation to repay all sums which Lender may from time to time advance to Borrower ("Advances") under a:

/ /	single disbursement loan. Amounts loaned to Borrower hereunder will be disbursed in a single Advance in the amount shown in Section 2.
/x/
revolving line of credit. No Advances shall be made which create a maximum amount outstanding at any one time which exceeds the maximum amount shown in Section 2. However, Advances hereunder may be borrowed, repaid and reborrowed, and the aggregate Advances loaned hereunder from time to time may exceed such maximum amount.
/ /
non-revolving line of credit. Each Advance made from time to time hereunder shall reduce the maximum amount available shown in Section 2. Advances loaned hereunder which are repaid may not be reborrowed.

2.  PRINCIPAL BALANCE.  The unpaid principal balance of all Advances outstanding under this note ("Principal Balance") at one time shall not exceed the lesser of $8,000,000.00 or 70% of eligible accounts receivable as outlined in the Commitment Letter dated 12-22-99.

3.  PROMISE TO PAY.  For value received Borrower promises to pay to Lender or order at Commercial Loan Servicing—West, the Principal Balance of this note, with interest thereon at the rate(s) specified in Sections 4 and 11 below.

4.  INTEREST RATE.  The interest rate on the Principal Balance outstanding may vary from time to time pursuant to the provisions of this note. Subject to the provisions of this note, Borrower shall have the option from time to time of choosing to pay interest at the rate or rates and for the applicable periods of time based on the rate options provided herein; provided, however, that once Borrower notifies Lender of the rate option chosen in accordance with the provisions of this note, such notice shall be irrevocable. The rate options are the Prime Borrowing Rate and the LIBOR Borrowing Rate, each as defined herein.

(a)  Definitions.  The following terms shall have the following meanings:

    "Business Day" means any day other than a Saturday, Sunday, or other day that commercial banks in Portland, Oregon, Minneapolis, Minnesota, or New York City are authorized or required by law to close; provided, however that when used in connection with a LIBOR Rate, LIBOR Amount or LIBOR Interest Period such term shall also exclude any day on which dealings in U.S. dollar deposits are not carried on in the London interbank market.

    "Dow Jones Page 3750" means the display designated as such on the Dow Jones Markets Service (formerly known as Telerate) (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

    "LIBOR Amount" means each principal amount for which Borrower chooses to have the LIBOR Borrowing Rate apply for any specified LIBOR Interest Period.

    "LIBOR Interest Period" means as to any LIBOR Amount, a period of 1, 2 or 3 months commencing on the date the LIBOR Borrowing Rate becomes applicable thereto; provided, however, that: (i) the first day of each LIBOR Interest Period must be a Business Day; (ii) no LIBOR Interest Period shall commence on or after expiry; (iii) no LIBOR Interest Period shall be selected which would extend beyond expiry; (iv) no LIBOR Interest Period shall extend beyond the date of any principal payment required under Section 6 of this note, unless the sum of the Prime Rate Amount, plus LIBOR Amounts with LIBOR Interest Periods ending on or before the scheduled date of such principal payment, plus principal amounts remaining unborrowed under a line of credit, equals or exceeds the amount of such principal payment; (v) any LIBOR Interest Period which would otherwise expire on a day which is not a Business Day, shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event the LIBOR Interest Period shall end on the immediately preceding Business Day; and (vi) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month.

    "LIBOR Rate" means, for any LIBOR Interest Period, the average offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such LIBOR Interest Period, for the number of months therein, which appears on Dow Jones Page 3750 as of 11:00 a.m., London time (or such other time as of which such rate appears) on the day that is two Business Days preceding the first day of such LIBOR Interest Period; or the rate for such deposits determined by Lender at such time based on such other published service of general application as shall be selected by Lender for such purpose; provided, that in lieu of determining the rate in the foregoing manner, Lender may determine the rate based on the rates offered to Lender for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%) in the interbank eurodollar market at such time for delivery on the first day of such LIBOR Interest Period for the number of months therein; and provided, further, that in any case the LIBOR Rate shall be adjusted to take into account the maximum reserves required to be maintained for Eurocurrency liabilities by banks during each such LIBOR Interest Period as specified in Regulation D of the Board of Governors of the Federal Reserve System or any successor regulation.

    "Prime Rate" means the rate of interest which Lender from time to time establishes as its prime or reference rate and is not, for example, the lowest rate of interest which Lender collects from any borrower or class of borrowers. When the Prime Rate is applicable under Section 4(b) or 11(b), the interest rate hereunder shall be adjusted without notice effective on the day the Prime Rate changes, but in no event shall the rate of interest be higher than allowed by law.

    "Prime Rate Amount" means any portion of the Principal Balance bearing interest at the Prime Borrowing Rate.

(b)  The Prime Borrowing Rate.

       (i) The Prime Borrowing Rate is a variable per annum rate equal to the Prime Rate.

      (ii) Whenever Borrower desires to use the Prime Borrowing Rate option, Borrower shall give Lender notice orally or in writing in accordance with Section 15 of this note, which notice shall specify the requested effective date (which must be a Business Day) and principal amount of the Advance or increase in the Prime Rate Amount, and whether Borrower is requesting a new Advance under a line of credit or conversion of a LIBOR Amount to the Prime Borrowing Rate.

      (iii) Subject to Section 11 of this note, interest shall accrue on the unpaid Principal Balance at the Prime Borrowing Rate unless and except to the extent that the LIBOR Borrowing Rate is in effect.

(c)  The LIBOR Borrowing Rate.

       (i) The LIBOR Borrowing Rate is the LIBOR Rate plus See attached Pricing Matrix% per annum.

      (ii) Borrower may obtain LIBOR Borrowing Rate quotes from Lender before 10:00 a.m. (Portland, Oregon time) on any Business Day. Borrower may request an Advance, conversion of any portion of the Prime Rate Amount to a LIBOR Amount or a new LIBOR Interest Period for an existing LIBOR Amount, at such rate only by giving Lender notice in accordance with Section 4(c)(iii) before 10:00 a.m. (Portland, Oregon time) on such day.

      (iii) Whenever Borrower desires to use the LIBOR Borrowing Rate option, Borrower shall give Lender irrevocable notice (either in writing or orally and promptly confirmed in writing) no later than 10:00 a.m. (Portland, Oregon time) two (2) Business Days prior to the desired effective date of such rate. Any oral notice shall be given by, and any written notice or confirmation of an oral notice shall be signed by, the person(s) authorized in Section 15 of this note, and shall specify the requested effective date of the rate, LIBOR Interest Period and LIBOR Amount, and whether Borrower is requesting a new Advance at the LIBOR Borrowing Rate under a line of credit, conversion of all or any portion of the Prime Rate Amount to a LIBOR Amount, or a new LIBOR Interest Period for an outstanding LIBOR Amount. Notwithstanding any other term of this note, Borrower may elect the LIBOR Borrowing Rate in the minimum principal amount of $500,000.00 and in multiples of $100,000.00 above such amount.

      (iv) If at any time the LIBOR Rate is unascertainable or unavailable to Lender or if LIBOR Rate loans become unlawful, the option to select the LIBOR Borrowing Rate shall terminate immediately. If the LIBOR Borrowing Rate is then in effect, (A) it shall terminate automatically with respect to all LIBOR Amounts (i) on the last day of each then applicable LIBOR Interest Period, if Lender may lawfully continue to maintain such loans, or (ii) immediately if Lender may not lawfully continue to maintain such loans through such day, and (B) subject to Section 11, the Prime Borrowing Rate automatically shall become effective as to such amounts upon such termination.

      (v) If at any time after the date hereof (A) any revision in or adoption of any applicable law, rule, or regulation or in the interpretation or administration thereof (i) shall subject Lender or its Eurodollar lending office to any tax, duty, or other charge, or change the basis of taxation of payments to Lender with respect to any loans bearing interest based on the LIBOR Rate, or (ii) shall impose or modify any reserve, insurance, special deposit, or similar requirements against assets of, deposits with or for the account of, or credit extended by Lender or its Eurodollar lending office, or impose on Lender or its Eurodollar lending office any other condition affecting any such loans, and (B) the result of any of the foregoing is (i) to increase the cost to Lender of making or maintaining any such loans or (ii) to reduce the amount of any sum receivable under this note by Lender or its Eurodollar lending office, Borrower shall pay Lender within 15 days after demand by Lender such additional amount as will compensate Lender for such increased cost or reduction. The determination hereunder by Lender of such additional amount shall be conclusive in the absence of manifest error. If Lender demands compensation under this Section 4(c)(v), Borrower may upon three (3) Business Days' notice to Lender pay the accrued interest on all LIBOR Amounts, together with any additional amounts payable under Section 4(c)(vi). Subject to Section 11, upon Borrower's paying such accrued interest and additional costs, the Prime Borrowing Rate immediately shall be effective with respect to the unpaid principal balance of such LIBOR Amounts.

      (vi) Borrower will indemnify Lender upon demand against any loss or expense which Lender may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any portion of the loan or any Advance) as a consequence of (A) any failure of Borrower to make any payment when due of any amount due hereunder, (B) any failure of Borrower to borrow, if permitted by the terms of this note, continue or convert any portion of the Prime Rate Amount to a LIBOR Amount, on a date specified therefor in a notice thereof, or (C) any payment, voluntary or mandatory prepayment or payment on default or conversion of any LIBOR Amount to the Prime Borrowing Rate, on a date other than the last day of the applicable LIBOR Interest Period. Determinations by Lender of the amount required to indemnify Lender shall be conclusive in the absence of manifest error.

     (vii) Notwithstanding any provision of this note to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of the loan evidenced by this note in any manner it elects; it being understood, however, that with respect to any LIBOR Amount, all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Amount during the LIBOR Interest Period applicable to it through the purchase of deposits having a term corresponding to such LIBOR Interest Period and bearing an interest rate equal to the LIBOR Rate for such LIBOR Interest Period (whether or not Lender shall have granted any participations in such LIBOR Amounts).

     (viii) Notwithstanding any other term of this note, Borrower may not select the LIBOR Borrowing Rate if an event of default hereunder has occurred and is continuing.

      (ix) Nothing contained in this note, including without limitation the determination of any LIBOR Interest Period or Lender's quotation of any LIBOR Borrowing Rate, shall be construed to prejudice Lender's right, if any, to decline to make any requested Advance or to require payment on demand.

5.  COMPUTATION OF INTEREST.  All interest under Section 4 and Section 11 will be computed at the applicable rate based on a 360-day year and applied to the actual number of days elapsed.

6.  PAYMENT SCHEDULE.

(a)  Principal.  Principal shall be paid:

/ /	on demand.
/ /	on demand, or if no demand, on .
/x/	on February 26, 2001.
/ /	subject to Section 8, in installments of
	/ /	each, plus accrued interest, beginning on and on the same day of each thereafter until when the entire Principal Balance plus interest thereon shall be due and payable.
	/ /	each, including accrued interest, beginning on and on the same day of each thereafter until when the entire Principal Balance plus interest thereon shall be due and payable.
/ /	.

(b)  Interest.

  (i)
  Interest on the Prime Rate Amount shall be paid:
/x/	on the 1st day of March, 2000 and on the same day of each month thereafter prior to maturity and at maturity.
/ /	at maturity.
/ /	at the time each principal installment is due and at maturity.
/ /	. .
  (ii)
  Interest on all LIBOR Amounts shall be paid:
/x/	on the last day of the applicable LIBOR Interest Period, and if such LIBOR Interest Period is longer than three months, on the last day of each three month period occurring during such LIBOR Interest Period, and at maturity.
/ /	on the day of and on the same day of each thereafter prior to maturity and at maturity.
/ /	at maturity.
/ /	at the time each principal installment is due and at maturity.
/ /	.

7.  PREPAYMENT.

(a)
Prepayments of all or any part of the Prime Rate Amount may be made at any time without penalty.

(b)
Except as otherwise specifically set forth herein, Borrower may not prepay all or any part of any LIBOR Amount or terminate any LIBOR Borrowing Rate, except on the last day of the applicable LIBOR Interest Period.

(c)
Principal prepayments will not postpone the date of or change the amount of any regularly scheduled payment. At the time of any principal prepayment, all accrued interest, fees, costs and expenses shall also be paid.

8.  ALTERNATE PAYMENT DATE.  Notwithstanding any other term of this note, if in any month there is no day on which a scheduled payment would otherwise be due (e.g. February 31), such payment shall be paid on the last banking day of that month.

9.  PAYMENT BY AUTOMATIC DEBIT.

    /x/  Borrower hereby authorizes Lender to automatically deduct the amount of all principal and interest payments from account number           with Lender. If there are insufficient funds in the account to pay the automatic deduction in full, Lender may allow the account to become overdrawn, or Lender may reverse the automatic deduction. Borrower will pay all the fees on the account which result from the automatic deductions, including any overdraft and non-sufficient funds charges. If for any reason Lender does not charge the account for a payment, or if an automatic payment is reversed, the payment is still due according to this note. If the account is a Money Market Account, the number of withdrawals from that account is limited as set out in the account agreement. Lender may cancel the automatic deduction at any time in its discretion.

    Provided, however, if no account number is entered above, Borrower does not want to make payments by automatic debit.

10.  DEFAULT.

    (a) Without prejudice to any right of Lender to require payment on demand or to decline to make any requested Advance, each of the following shall be an event of default: (i) Borrower fails to make any payment when due. (ii) Borrower fails to perform or comply with any term, covenant or obligation in this note or any agreement related to this note, or in any other agreement or loan Borrower has with Lender or any affiliate of Lender. (iii) Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this note or perform Borrower's obligations under this note or any related documents. (iv) Any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished. (v) Borrower becomes insolvent, liquidates or dissolves, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws. (vi) Any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest. This includes a garnishment of any of Borrower's accounts with Lender. (vii) Any of the events described in this default section occurs with respect to any guarantor of this note, or any guaranty of Borrower's indebtedness to Lender ceases to be, or is asserted not to be, in full force and effect. (viii) There is any material adverse change in the financial condition or management of Borrower or Lender in good faith deems itself insecure with respect to the payment or performance of Borrower's obligations to Lender. If this note is payable on demand, the inclusion of specific events of default shall not prejudice Lender's right to require payment on demand or to decline to make any requested Advance.

    (b) Without prejudice to any right of Lender to require payment on demand, upon the occurrence of an event of default, Lender may declare the entire unpaid Principal Balance on this note and all accrued unpaid interest immediately due and payable, without notice; provided, however, that if any proceeding under any bankruptcy or insolvency law is commenced by or against Borrower, the availability of Advances shall be immediately terminated without notice and the entire Principal Balance and all accrued interest shall, without notice, become immediately due and payable. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, increase the interest rate on this note to a rate equal to the Prime Borrowing Rate plus 5%. The interest rate will not exceed the maximum rate permitted by applicable law. In addition, if any payment of principal or interest is 19 or more days past due, Borrower will be charged a late charge of 5% of the delinquent payment.

    (c) Any event of default under or any failure of Borrower to pay, perform or comply with any term, covenant or obligation set forth in that certain Note Purchase Agreement dated September 10, 1996 between Borrower and the Purchasers (as defined in such Note Purchase Agreement) or any amendment, supplement, extension, renewal or replacement thereof or therefor.

11.  EVIDENCE OF PRINCIPAL BALANCE; PAYMENT ON DEMAND.  Holder's records shall, at any time, be conclusive evidence of the unpaid Principal Balance and interest owing on this note absent manifest error. Notwithstanding any other provisions of this note, in the event holder makes Advances hereunder which result in an unpaid Principal Balance on this note which at any time exceeds the maximum amount specified in Section 2, Borrower agrees that all such Advances, with interest, shall be payable on demand.

12.  REQUESTS FOR ADVANCES.

    (a) Any Advance may be made or interest rate option selected upon the request of Borrower (if an individual), any of the undersigned (if Borrower consists of more than one individual), any person or persons authorized in subsection (b) of this Section 15, and any person or persons otherwise authorized to execute and deliver promissory notes to Lender on behalf of Borrower.

    (b) Borrower hereby authorizes any one of the following individuals to request Advances and to select interest rate options:

unless Lender is otherwise instructed in writing.

    (c) All Advances shall be disbursed by deposit directly to Borrower's account number           with Lender, or by cashier's check issued to Borrower.

    (d) Borrower agrees that Lender shall have no obligation to verify the identity of any person making any request pursuant to this Section 15, and Borrower assumes all risks of the validity and authorization of such requests. In consideration of Lender agreeing, to make Advances upon such requests, Borrower promises to pay holder, in accordance with the provisions of this note, the Principal Balance together with interest thereon and other sums due hereunder, although any Advances may have been requested by a person or persons not authorized to do so.

13.  PERIODIC REVIEW.  Lender will review Borrower's credit accommodations periodically. At the time of the review, Borrower will furnish Lender with any additional information regarding Borrower's financial condition and business operations that Lender requests. This information may include but is not limited to, financial statements, tax returns, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets and forecasts. If upon review, Lender, in its sole discretion, determines that there has been a material adverse change in Borrower's financial condition, Borrower will be in default. Upon default, Lender shall have all rights specified herein.

14.  NOTICES.  Any notice hereunder may be given by ordinary mail, postage paid and addressed to Borrower at the last known address of Borrower as shown on holder's records. If Borrower consists of more than one person, notification of any of said persons shall be complete notification of all.

15.  ATTORNEY FEES.  Whether or not litigation or arbitration is commenced, Borrower promises to pay all costs of collecting overdue amounts. Without limiting the foregoing, in the event that holder consults an attorney regarding the enforcement of any of its rights under this note or any document securing the same, or if this note is placed in the hands of an attorney for collection or if suit or litigation is brought to enforce this note or any document securing the same, Borrower promises to pay all costs thereof including such additional sums as the court or arbitrator(s) may adjudge reasonable as attorney fees, including without limitation, costs and attorney fees incurred in any appellate court, in any proceeding under the bankruptcy code, or in any receivership and post-judgment attorney fees incurred in enforcing any judgment.

16.  WAIVERS; CONSENT.  Each party hereto, whether maker, co-maker, guarantor or otherwise, waives diligence, demand, presentment for payment, notice of non-payment, protest and notice of protest and waives all defenses based on suretyship or impairment of collateral. Without notice to Borrower and without diminishing or affecting Lender's rights or Borrower's obligations hereunder, Lender may deal in any manner with any person who at any time is liable for, or provides any real or personal property collateral for, any indebtedness of Borrower to Lender, including the indebtedness evidenced by this note. Without limiting the foregoing, Lender may, in its sole discretion: (a) make secured or unsecured loans to Borrower and agree to any number of waivers, modifications, extensions and renewals of any length of such loans, including the loan evidenced by this note; (b) impair, release (with or without substitution of new collateral), fail to perfect a security interest in, fail to preserve the value of, fail to dispose of in accordance with applicable law, any collateral provided by any person; (c) sue, fail to sue, agree not to sue, release, and settle or compromise with, any person.

17.  JOINT AND SEVERAL LIABILITY.  All undertakings of the undersigned Borrowers are joint and several and are binding upon any marital community of which any of the undersigned are members. Holder's rights and remedies under this note shall be cumulative.

18.  SEVERABILITY.  If any term or provision of this note is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable, and this note shall be construed as if such illegal, invalid or unenforceable provision had not been contained herein.

19.  ARBITRATION.

    (a) Either Lender or Borrower may require that all disputes, claims, counterclaims and defenses, including those based on or arising from any alleged tort ("Claims") relating in any way to this note or any transaction of which this note is a part (the "Loan"), be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Title 9 of the U.S. Code. All Claims will be subject to the statutes of limitation applicable if they were litigated. This provision is void if the Loan, at the time of the proposed submission to arbitration, is secured by real property located outside of Oregon or Washington, or if the effect of the arbitration procedure (as opposed to any Claims of Borrower) would be to materially impair Lender's ability to realize on any collateral securing the Loan.

    (b) If arbitration occurs and each party's Claim is less than $100,000, one neutral arbitrator will decide all issues; if any party's Claim is $100,000 or more, three neutral arbitrators will decide all issues. All arbitrators will be active Oregon State Bar members in good standing. All arbitration hearings will be held in Portland, Oregon. In addition to all other powers, the arbitrator(s) shall have the exclusive right to determine all issues of arbitrability. Judgment on any arbitration award may be entered in any court with jurisdiction.

    (c) If either party institutes any judicial proceeding relating to the Loan, such action shall not be a waiver of the right to submit any Claim to arbitration. In addition, each has the right before, during and after any arbitration to exercise any number of the following remedies, in any order or concurrently: (i) setoff; (ii) self-help repossession; (iii) judicial or non-judicial foreclosure against real or personal property collateral; and (iv) provisional remedies, including injunction, appointment of receiver, attachment, claim and delivery and replevin.

20.  GOVERNING LAW.  This note shall be governed by and construed and enforced in accordance with the laws of the State of Oregon without regard to conflicts of law principles; provided, however, that to the extent that Lender has greater rights or remedies under Federal law, this provision shall not be deemed to deprive Lender of such rights and remedies as may be available under Federal law.

21.  DISCLOSURE.

    Under Oregon law, most agreements, promises and commitments made by lenders after October 3, 1989, concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the lender to be enforceable.

EACH OF THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS DOCUMENT.

Merix Corporation Borrower Name (Corporation, Partnership or other Entity)
JANIE BROWN By	CHIEF FINANCIAL OFFICER Title

    For valuable consideration, Lender agrees to the terms of the arbitration provision set forth in this note.

U.S. BANK NATIONAL ASSOCIATION
By:	ROSS BEATON
Title:	VICE PRESIDENT
Date:	February 15, 2000

EXHIBIT "A"

    This exhibit is attached and made a part of that certain Promissory Note for $8,000,000.00, dated January 27, 2000, from Merix Corporation to U.S. Bank National Association.

Incentive Pricing Matrix

    Interest Rate Margin to be governed by the Borrower's Quarterly Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as expressed in the following matrix:

1 QUARTER EBITDA	LIBOR INTEREST RATE MARGIN	PRIME
< $4,000,000	+2.00	0.00
$4,000,000 - $5,000,000	+1.50	0.00
> $5,000,000	+1.25	0.00

    The Interest Rate Margin will change on the 1st day of each fiscal quarter based upon Borrower's EBITDA for the preceding fiscal quarter.

Merix Corporation

By: JANIE BROWN

Title: VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

U.S. Bank National Association

By: ROSS BEATON

Title: VICE PRESIDENT

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ALTERNATIVE RATE OPTIONS PROMISSORY NOTE (PRIME RATE, LIBOR)
EXHIBIT "A"